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                                                               EXHIBIT 99.(c)(1)
April 7, 2000

Board of Directors
Crown Central Petroleum Corporation
One North Charles Street
Baltimore, MD  21203

Members of the Board:

You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Crown Central Petroleum Corporation (the "Company" or "you"), other than Rosemore, Inc. ("Rosemore") and its affiliates, of the aggregate consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger dated as of April 7, 2000 (the "Merger Agreement") among the Company, Rosemore and Rosemore Acquisition Corporation ("Merger Sub"). The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company pursuant to which the Company will become an indirect wholly owned subsidiary of Rosemore and each outstanding share of Class A Common Stock and Class B Common Stock of the Company, par value $5.00 per share, other than shares owned by the Company, Rosemore or any of their direct or wholly owned subsidiaries, will be converted into the right to receive $9.50 per share in cash.

In arriving at our opinion, we have reviewed certain business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in acquiring all or significant assets of the Company and held preliminary discussions with certain of these parties prior to the date hereof.
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We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the past, we have performed certain investment banking services unrelated to the Merger for the Company, and have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the equity and debt securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company (including members of the Independent Committee thereof) in connection with its consideration of the Merger, does not address the allocation of the aggregate consideration to be received by the stockholders of the Company between the Class A Common Stock and Class B Common Stock and does not constitute a recommendation as to how any stockholder should vote with respect to any matter relating to the Merger.

It is understood that any written advice or opinion of CSFB may be disclosed, to the extent required by applicable law, in any communication to your stockholders or in any filing with the Securities and Exchange Commission, or to the extent required to be disclosed pursuant to judicial or regulatory order, provided that, in each such instance, CSFB has been promptly advised by the Company as to such requirement and has been given reasonable opportunity to review the proposed disclosure and to comment upon any CSFB-related reference in any such communication, filing or disclosure.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders, other than Rosemore and its affiliates, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION



By: /s/ William C. Sharpstone
    --------------------------------
    William C. Sharpstone
    Managing Director